Exhibit 99.1
Penumbra, Inc. Reports First Quarter 2026 Financial Results

ALAMEDA, Calif., May 6, 2026 /PRNewswire/ -- Penumbra, Inc. (NYSE: PEN), the world’s leading thrombectomy company, today reported financial results for the first quarter ended March 31, 2026.
•Revenue of $374.8 million in the first quarter of 2026, an increase of 15.6% compared to the first quarter of 2025.
•Global thrombectomy revenue of $253.9 million in the first quarter of 2026, an increase of 12.1% compared to the first quarter of 2025.
•Global embolization and access revenue of $120.8 million in the first quarter of 2026, an increase of 23.8% compared to the first quarter of 2025.
•Gross profit margin of 67.6% in the first quarter of 2026, an increase of 1.0% compared to the first quarter of 2025.
•Total operating expenses of $215.2 million in the first quarter of 2026, comprised of R&D of $22.4 million and SG&A of $192.8 million, which includes $9.4 million of acquisition-related expenses associated with the pending acquisition of Penumbra, Inc. by Boston Scientific Corporation.
•Income from operations of $38.2 million and net income of $32.6 million in the first quarter of 2026.

Full Year 2026 Financial Outlook and Webcast and Conference Call Information
Given the pending acquisition of Penumbra, Inc. by Boston Scientific Corporation (NYSE: BSX), the Company will not be providing financial guidance for the full year 2026 or hosting a conference call to discuss financial results for the three months ended March 31, 2026.
About Penumbra
Penumbra, Inc., the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Our broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head-to-toe with speed, safety and simplicity. By pioneering these innovations, we support healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. For more information, visit www.penumbrainc.com and connect on Instagram, LinkedIn, and X.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the risk that the pending acquisition by Boston Scientific Corporation will not be completed in the expected timeframe or at all, including the risk that required regulatory approvals will not be obtained; potential adverse effects to our business during the pendency of the acquisition, such as employee departures or diversion of management’s attention from our business; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory or other assets; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; potential adverse regulatory actions; and the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 25, 2026. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$241,289	$186,897
Marketable investments	374,371	357,919
Accounts receivable, net	183,295	190,021
Inventories	438,539	431,549
Prepaid expenses and other current assets	37,912	50,298
Total current assets	1,275,406	1,216,684
Property and equipment, net	134,059	117,436
Operating lease right-of-use assets	170,273	173,587
Finance lease right-of-use assets	25,209	25,972
Intangible assets, net	5,946	6,186
Goodwill	166,589	166,750
Deferred taxes	79,972	79,188
Other non-current assets	40,984	40,716
Total assets	$1,898,438	$1,826,519
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,658	$34,736
Accrued liabilities	151,543	132,163
Current operating lease liabilities	14,144	13,841
Current finance lease liabilities	2,386	2,393
Total current liabilities	211,731	183,133
Non-current operating lease liabilities	179,424	182,751
Non-current finance lease liabilities	20,221	20,714
Other non-current liabilities	13,250	12,318
Total liabilities	424,626	398,916
Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	1,201,423	1,185,525
Accumulated other comprehensive income	2,075	4,348
Retained earnings	270,275	237,691
Total stockholders’ equity	1,473,812	1,427,603
Total liabilities and stockholders’ equity	$1,898,438	$1,826,519

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue	$374,758	$324,140
Cost of revenue	121,347	108,257
Gross profit	253,411	215,883
Operating expenses:
Research and development	22,382	22,077
Sales, general and administrative	192,795	153,456
Total operating expenses	215,177	175,533
Income from operations	38,234	40,350
Interest and other income, net	3,454	3,508
Income before income taxes	41,688	43,858
Provision for income taxes	9,104	4,635
Net income	$32,584	$39,223

Net income per share:
Basic	$0.83	$1.02
Diluted	$0.82	$1.00
Weighted average shares outstanding:
Basic	39,275,424	38,562,191
Diluted	39,543,780	39,163,428

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions
(unaudited)
(in thousands, except for percentages)

	Three Months Ended March 31,		Change
	2026	2025	$	%
United States	$296,387	$256,860	$39,527	15.4%
International	78,371	67,280	11,091	16.5%
Total	$374,758	$324,140	$50,618	15.6%

Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories
(unaudited)
(in thousands, except for percentages)

	Three Months Ended March 31,		Change
	2026	2025	$	%
Thrombectomy	$253,917	$226,544	$27,373	12.1%
Embolization and Access	120,841	97,596	23,245	23.8%
Total	$374,758	$324,140	$50,618	15.6%

Investor Relations
Penumbra, Inc.
investors@penumbrainc.com
Source: Penumbra, Inc.

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